EXHIBIT 4.1

                      NEW ENGLAND COMMUNITY BANCORP, INC.

                 1997 NON-OFFICER DIRECTORS' STOCK OPTION PLAN


1.   Purpose of the Plan

     The purpose of this 1997 Non-officer Directors' Stock Option Plan (the "Plan") is to attract and retain the continued services of non-officer directors of New England Community Bancorp, Inc. (the "Corporation") and its subsidiaries with the requisite qualifications and to encourage such directors to secure or increase on reasonable terms their stock ownership in the Corporation. The Board of Directors of the Corporation (the "Board") believes that the granting of options (the "Options") under the Plan will promote continuity of management and increased personal interest in the welfare of the Corporation and its subsidiaries by those who are responsible for shaping and carrying out the long-range plans of the Corporation and its subsidiaries and securing their continued growth and financial success.

2.   Effective Date

     The Plan shall become effective upon its approval by the Board of Directors of the Corporation (the "Effective Date"); provided, however, that if the Plan is not approved by the shareholders of the Corporation prior to the expiration of the one-year period commencing on the Effective Date, this Plan and ~l Options granted hereunder shall be null and void and shall be of no effect.

3.   The Stock

     Three hundred thousand (300,000) of the authorized but unissued shares of the Corporation's common stock, $10 par value per share (the "Shares"), have been reserved for issuance upon the exercise of Options; provided, however, that the number of Shares so reserved may from time to time be reduced to the extent that a corresponding number of treasury Shares are set aside for issuance upon the exercise of Options. If any Options expire or terminate for any reason without having been exercised in full, the unpurchased Shares subject thereto shall again be available for the grant of Options.

4.   Administration

     The Plan shall be administered by the Committee referred to in Section 5 hereof. Subject to the provisions of the Plan, the Committee shall have complete authority in its discretion to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it and to make all other determinations necessary or advisable for the administration of the Plan; provided, however, that the Committee shall have no discretion to determine the non-officer directors who will receive Options, the number of Shares subject to Options, the terms upon which, the times at which, or the periods within which Shares may be acquired or the Options may be acquired and exercised.

5.   Committee

     (a) The Executive Compensation Committee (the "Committee") shall be appointed by Board. The Committee shall consist of a minimum of 3 members of the Board. The Board any time and from time to time remove any member of the Committee, with or without cause, appoint additional members to the Committee and fill vacancies, however caused, in the Committee. A majority of the members of the Committee shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members. Any decision or determination of the Committee reduced to writing and signed by all of the members of the Committee shall be fully effective as if it had been made at a meeting duly called and held.

     (b) No member of the Committee or the Board shall be liable for any act or omission (whether or not negligent) taken or omitted in good faith, or for the exercise of authority or discretion granted in connection with this Plan to the Committee or the Board, or for the acts or omissions of any other members of the Committee or the Board.

6.   Eligibility

     An Option may be granted only to non-officer members of the Board who are not otherwise employees of the Corporation or any of its subsidiaries on the date of grant and have not been employees of the Corporation or any of its subsidiaries at any time since the beginning of the preceding fiscal year (the "Participants").

7.   Grant of Options and Option Price

     (a) PARTICIPANTS ON THE EFFECTIVE DATE. Each individual who is a Participant on the Effective Date shall automatically be granted on the Effective Date an Option to purchase ten thousand (10,000) Shares.

     (b) FUTURE PARTICIPANTS. Future grants of Shares shall be made only upon approval of the shareholders.

     (c) PRICE. The initial per Share price to be paid by a Participant upon the exercise of an Option shall be the fair market value of a Share on the date of grant. The Committee shall, in good faith, determine the fair market value of the stock (without regard to any restrictions other than a restriction which, by its terms, will never lapse) based upon the method set forth below, or if the determination of fair market value by such method is not possible, another reasonable method of valuation adopted by the Committee, or such other method as may be permitted by the Internal Revenue Code of 1986, as amended (the "Code"), or regulations or rulings promulgated thereunder. The fair market value of a Share of Common Stock on any particular date is the last sales price of a share of Common Stock on the NASDAQ National Market System as reported for that date by NASDAQ or the mean between the bid and asked quotations for the Common Stock on that date as reported by NASDAQ; provided that (A) if no such sales or quotations are reported by NASDAQ for such date, or (B) if in the opinion of the Committee sales of Common Stock on such date were insufficient to constitute a representative market, the Fair Market Value of a share of Common Stock on such date shall be the last sales price or the mean between the bid and asked quotations as reported by NASDAQ for the first preceding date to which clause (B) does not apply. In no event shall the Option Price be less than the par value of the Shares.

     (d) STOCK OPTION AGREEMENTS. Each Option granted under the Plan shall be evidenced by a Stock Option Agreement between the Corporation and the optionee. The Committee shall initially make all decisions as to the form of Stock Option Agreement to be entered into with each optionee. All forms of the Stock Option Agreement shall contain such provisions, restrictions and conditions as are not inconsistent with this Plan. The provisions of this Plan shall be set forth in full or incorporated by reference in each Stock Option Agreement.

8.   Option Period

     Each Option shall provide that it may be exercised in five (5) equal annual installments commencing from the date set forth in the Stock Option Agreement for such Option. In addition, in no event shall any portion of an Option be exercisable until approval of the Plan by the shareholders of the Corporation.

     In the event that a Participant dies or becomes disabled, or in the event a Participant's service as a director terminates following a "Change in Control", all Options held by such Participant which have not yet become exercisable shall become immediately exercisable.

     For purposes of the Plan, a "Change in Control" shall have occurred if after the date hereof (i) a report on Schedule 13D shall be filed with the Securities and Exchange Commission pursuant to Section 13(d) of the Securities Exchange Act of 1934 (the "Act") disclosing that any person other than the Corporation or any employee benefit plan sponsored by the Corporation, is the beneficial owner (as the term is defined in Rule 13d-3 under the Act) directly or indirectly, of thirty-five percent or more of the total voting power represented by the Corporation's then outstanding voting securities (calculated as provided in paragraph (d) of Rule 13d-3 under the Act in the case of rights to acquire voting securities); or (ii) any person, other than the Corporation or any employee benefit plan sponsored by the Corporation, shall purchase shares pursuant to a tender offer or exchange offer to acquire any voting securities of the Corporation (or securities convertible into such voting securities) for cash, securities or any other consideration, provided that after consummation of the offer, the person in question is the beneficial owner directly or indirectly, of thirty-five percent or more of the total voting power represented by the Corporation's then outstanding voting securities (all as calculated under clause (i)); or (iii) the stockholders of the Corporation shall approve (A) any consolidation or merger of the Corporation in which the Corporation is not the continuing or surviving corporation (other than a merger of the Corporation in which holders of Common Shares of the Corporation immediately prior to the merger have the same proportionate ownership of common Shares of the surviving corporation immediately after the merger as immediately before), or pursuant to which common Shares of the Corporation would be converted into cash, securities or other property, or (B) any sale, lease exchange or other transfer (in one transaction or a series of related transactions) of all or substantially all the assets of the Corporation; or (iv) there shall have been a change in the composition of the Board of Directors of the Corporation at any time during any consecutive twenty-four month period such that "continuing directors" cease for any reason to constitute at least a 70% majority of the Board. For purposes of the preceding sentence, "continuing directors" means those members of the Board who either were directors at the beginning of such consecutive twenty-four month period or were elected by or on the nomination or recommendation of at least a 70% majority of the then-existing "continuing directors." So long as there has not been a "Change in Control" within the meaning of clause (iv), the Board of Directors may adopt by a 70% majority vote of the "continuing directors" a resolution to the effect that an event described in clauses (i) or (ii) shall not constitute a "Change in Control."

9.   Exercise of Option

     Subject to Section 8, an Option may be exercised in whole or in part at any time after the date it is granted and only by a written notice of intent to exercise the Option with respect to a specified number of Shares and payment to the Corporation, in full, in cash or by certified check payable to the order of the Corporation (or, to the extent permitted by law and the Committee, in certificates of stock issued by the Corporation, which stock shall be assigned a fair value by the Committee in its discretion provided that the stock surrendered shall have been owned by the Grantee for at least six months) and delivered to the Corporation at the time of such exercise.

10.  Transferability

     No Option granted hereunder shall be assignable or transferable except to a Participant's spouse or lineal descendant(s), a charitable organization, or a trust or partnership for the benefit of any of them (a "Permitted Transferee") or by will or the laws of descent and distribution, and Options shall be exercisable, during the optionee's lifetime, only by such optionee or a Permitted Transferee to whom such Options have been transferred; provided, however, that in the event an optionee or Permitted Transferee shall be subject to a legal disability, his legal representative may exercise an Option on his behalf.

11.  Ceasing to be a Director

     (a) TERMINATION. If a Participant terminates service as a non-officer director for any reason other than those set forth in clauses (b) and (c) below, any outstanding Option held by the Participant shall terminate on the earlier of the date on which such Option would otherwise expire or ninety (90) days after such termination.

     (b) DISABILITY OR DEATH. If a Participant's service as a director terminates due to his becoming permanently disabled within the meaning of
Section 22(e)(3) of the Code, any Option which was held on the date when such Participant became disabled, whether or not exercisable prior to such date, may be exercised within twelve (12) months after such Participant ceases employment (but in no event later than the termination date of the Option) after which time any unexercised portion of all outstanding Options shall expire.

     If a Participant's service as a director terminates due to his death, the executors, administrators, legatees or distributees of the estate of the Participant shall have the right to exercise any Options which were held by the Participant prior to the optionee's death, whether or not exercisable prior to such date, but only within a period of twelve (12) months from the date of the optionee's death (but in no event later than the termination date of the Option), after which time any unexercised portion of all outstanding Options shall expire. In the event an Option is exercised by the executors, administrators, legatees or distributee of the estate of the optionee, the Corporation shall be under no obligation to issue Shares hereunder unless and until the Corporation is satisfied that the person (or persons) exercising the Option is the duly appointed legal representative of the optionee's estate or the proper legatee or distributee thereof.

     (c) TERMINATION FOR CAUSE. If a Participant's service as a director is terminated for cause, any outstanding Option held by the Participant shall terminate as of the date of such termination for cause.

12.  Duration of Plan

     Unless sooner terminated, this Plan shall expire ten (10) years from the date the Plan is adopted by the Board, or from the date of shareholder approval, whichever is earlier. No Options may be granted after the termination of this Plan; provided, however, that termination of the Plan shall not affect any Options previously granted, which Options shall remain in effect until exercised, surrendered or canceled, or until they have expired, all in accordance with their terms.

13.  Stock Dividends or Recapitalization

     In the event of a stock dividend paid in shares of the class of stock subject to any Option outstanding hereunder, or recapitalization, reclassification, split-up or combination of shares with respect to said class of stock, the Committee shall make appropriate adjustments to the Option Price under such Option and to the kind and number of shares as to which such Option is then exercisable, to ensure that the optionee's proportionate interest shall be maintained as before the occurrence of such event, and in any case an appropriate adjustment shall also be made in the total number and kind of shares of stock reserved for the future granting of Options under this Plan. Any such adjustment made by the Committee pursuant to this Plan shall be binding upon the holders of all unexpired Options outstanding hereunder.


14.  Merger, Consolidation, Reorganization, Liquidation, Etc.

     If, subsequent to adoption of this Plan by the Board, the Corporation shall become a party to any corporate reorganization, merger, liquidation, spinoff~ or agreement for the sale of substantially all of its assets and property, the Committee shall make appropriate arrangements, which shall be binding upon the holders of unexpired Options rights, for the substitution of new Options for any unexpired Options then outstanding under this Plan, or for the acceleration of any such unexpired Options, to the end that the optionee's proportionate interest shall be maintained as before the occurrence of such event.

15.  Rights as Shareholder

     A Participant entitled to Shares as a result of the exercise of an Option shall not be deemed for any purpose to be, or have rights as, a shareholder of the Corporation by virtue of such exercise, except to the extent a stock certificate is issued therefor and then only from the date such certificate is issued. No adjustments shall be made for dividends or distributions or other rights for which the record date is prior to the date such stock certificate is issued.

16.  Expenses

     The expenses of this Plan shall be paid by the Corporation and/or its subsidiaries.

17.  Compliance with Applicable Law

     Notwithstanding anything herein to the contrary, the Corporation shall not be obligated to cause to be issued or delivered any certificates evidencing Shares to be delivered pursuant to the exercise of an Option, unless and until the Corporation is advised by its counsel that the issuance and delivery of such certificates is in compliance with all applicable laws and regulations of governmental authority. The Corporation shall in no event be obligated to register any securities pursuant to the Securities Act of 1933 (as now in effect or as hereafter amended) or to take any other action in order to cause the issuance and delivery of such certificates to comply with any such law or regulation. The Committee may require, as a condition of the issuance and delivery of such certificates and in order to ensure compliance with such laws and regulations, that the Participant make such covenants, agreements and representations as the Committee, in its sole discretion, deems necessary or desirable.

18.  Application of Funds

     Any cash proceeds received by the Corporation from the sale of Shares pursuant to Options will be used for general corporate purposes.

19.  Modification, Amendment, Suspension and Termination

     The Board may from time to time suspend or discontinue this Plan or revise or amend it in any respect whatsoever except that without the approval of the shareholders, no such revision or amendment shall (a) materially increase the number of Shares subject to this Plan, (b) decrease the price at which Options may be granted, (c) remove the administration of this Plan from the Committee, (d) materially modify the requirements as to eligibility for a grant of an Option, or (e) materially increase the benefits accruing to the Participants under this Plan. No such suspension, discontinuance, revision or amendment shall in any manner affect any grant theretofore made without the consent of the Participant or the transferee of the Participant, unless necessary to comply with applicable law.

20.  General

     (a) Nothing contained in this Plan or any Option granted pursuant to this Plan shall confer upon any director the right to continue in the service of the Corporation or its parent or subsidiary or any other corporation affiliated with the Corporation.

     (b) Corporate action constituting an offer of stock for sale to any Participant under the terms of the Options to be granted hereunder shall be deemed completed as of the date when the Committee authorizes the grant of the Option to the Participant, regardless of when the Option is actually delivered to the Participant or acknowledged or agreed to by the Participant.

     (c) The provisions of this Plan shall be binding upon and inure to the benefit of the parties and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

     (d) Wherever used herein, the singular shall be deemed to refer to and include the plural, and vice versa, where appropriate. Wherever used herein, the masculine shall be deemed to refer to and include the feminine and the neuter, and vice versa, where appropriate.

     (e) Nothing contained in this Plan or in any Option agreement issued hereunder shall impose any liability or responsibility on the Corporation, the Board, the Committee or any member of either of the foregoing to pay, or reimburse any Participant for the payment of any tax arising out of, or on account of the issuance of an Option or Options hereunder to any Participant, a Participant's exercise of any Option issued under this Plan or a Participant's sale, transfer or other disposition of any Shares acquired pursuant to the exercise of an Option issued hereunder. Any person receiving an Option hereunder shall expressly acknowledge and agree that such participation is voluntary and that the Participant will be solely responsible for all taxes to which he or she may be or become subject as a consequence of such participation.